Filed pursuant to Rule 424(b)(3)

Registration No. 333-299494

Dated October 27, 2026

PROSPECTUS

SCWORX CORP.

399,860 shares of Common Stock

Up to 7,853,492 shares of Common Stock issuable upon exercise of outstanding warrants

This prospectus relates to the resale or other disposition from time to time of up to an aggregate 8,253,352 shares of our common stock by the Selling Stockholders identified in this prospectus (the “Selling Stockholders”). The shares of common stock being offered by the Selling Stockholders were issued or are issuable pursuant to the following agreements:

●	Up to 2,055,530 shares of Common Stock issuable upon exercise of warrants issued to the selling stockholders in connection with the issuance of senior secured convertible notes issued on July 15, 2024 (“July Warrants”) pursuant to the Securities Purchase Agreement, dated as of July 12, 2024, by and among us and the investors party thereto;

●	Up to 165,618 shares of Common Stock issuable upon exercise of warrants issued to the selling stockholders in connection with Securities Purchase Agreements, dated as of November 18, 2024 and November 19, 2024 (“November Warrants”);

●	Up to 4,282,458 shares of Common Stock issuable upon exercise of warrants issued to the selling stockholders in connection with the issuance of senior secured convertible notes issued on January 21, 2025 (“January Warrants”) pursuant to the Securities Purchase Agreement, dated as of January 21, 2025, by and among us and the investors party thereto;

●	Up to 999,886 shares of Common Stock issuable upon exercise of warrants issued to the selling stockholders pursuant to certain Warrant Inducement Agreements (the “Inducement Warrants”), dated as of September 17, 2025, by and among us and the investors party thereto; and

●	399,860 shares of Common Stock issued in connection with the Securities Purchase Agreement, dated as of September 16, 2026 (the “September Placement”), consisting of 350,000 shares sold to the purchasers and 49,860 shares issued to Dawson James Securities, Inc. and its designees as placement agent compensation (the “Placement Agent Shares”), and 350,000 shares of Common Stock issuable upon exercise of warrants issued to the selling stockholders in connection with the September Placement (“September Warrants”).

The Selling Stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices as set forth under “Plan of Distribution.”

We are registering the resale of the shares of common stock covered by this prospectus as required by the Registration Rights Agreement, dated as of July 15, 2024, as amended on November 18, 2024, the Warrant Inducement Agreements, and the Securities Purchase Agreement dated September 16, 2026 by and among the Company and certain of the selling stockholders. We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay the expenses of registering these shares.

Our common stock is listed on the Nasdaq Capital Market, under the symbol “WORX.” On October 22, 2026, the last reported sale price of the Common Stock on the Nasdaq Capital Market was $2.61 per share.

Investing in our common stock involves a high degree of risk. Review the risk factors beginning on page 4 of this prospectus carefully before you make an investment in our securities.  You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 27, 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Information Incorporated by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” in this prospectus.

Neither we nor the Selling Stockholders have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical fact contained or incorporated by reference in this prospectus are forward-looking statements. These statements, among other things, relate to our business strategy, goals and expectations concerning our services, revenues, expenses, future operations, prospects, plans and objectives of management. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, and similar terms and phrases are used to identify forward-looking statements in this prospectus.

Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. Forward-looking statements in this prospectus include, without limitation, statements reflecting management’s expectations for future financial performance and operating expenditures (including our ability to continue as a going concern, to raise additional capital and to succeed in our future operations), expected growth, profitability and business outlook, and operating expenses.

Forward-looking statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated by such statements. These factors include, among other things, the unknown risks and uncertainties that we believe could cause actual results to differ from these forward looking statements as set forth under the heading, “Risk Factors” and elsewhere in the Registration Statement of which this prospectus forms a part. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements, including without limitation, risks and uncertainties relating to:

●	our ability to secure new data management contracts as well as renewals of existing contracts;

●	our ability to maintain the listing of our common stock on The Nasdaq Capital Market, including our ability to satisfy the conditions of the Nasdaq Hearings Panel’s October 2, 2026 decision;

●	our ability to obtain additional financing in sufficient amounts or on acceptable terms when required;

●	our dependence on third-party subcontractors to perform some of the work on our contracts;

●	the impact of new or changed laws, regulations or other industry standards that could adversely affect our ability to conduct our business;

●	our ability to adopt and master new technologies and adjust certain fixed costs and expenses to adapt to our industry’s and customers’ evolving demands; and

●	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural or man-made disasters.

Although we believe that the expectations reflected in the forward-looking statements contained in this prospectus are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. In light of inherent risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

All references to “SCWorx,” “we,” “us,” “our” or the “Company” mean SCWorx Corp., a Delaware corporation, and where appropriate, its wholly-owned subsidiaries

We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference. It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference in this prospectus, including our financial statements and the related notes. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

SCWORX CORP.

Corporate History and Information

We are a Delaware corporation. We became SCWorx Corp. in February 2019, when Alliance MMA, Inc. acquired SCWorx Corp. (now SCW FL Corp., our wholly-owned subsidiary) in a stock-for-stock exchange and changed its name to SCWorx Corp.

We are a Delaware corporation. Our principal executive offices are located at 35 Village Rd, Suite 100 Middleton, MA 01949. Our phone number is (844) 472-9679 and our website can be found at www.scworx.com. The information on our website is not incorporated into this prospectus.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Company Overview

SCWorx is a provider of data content and services related to the repair, normalization and interoperability of information for healthcare providers and big data analytics for the healthcare industry.

SCWorx has developed and markets health care information technology solutions and associated services that improve healthcare processes and information flow within hospitals and other healthcare facilities. SCWorx’s software enables a healthcare provider to simplify and organize its data (“data normalization”), allows the data to be utilized across multiple internal software applications (“interoperability”) and provides the basis for sophisticated data analytics (“big data”). Customers use our software to achieve multiple operational benefits, such as supply chain cost reductions, decreased accounts receivables aging, accelerated and completed patient billing in less than 72 hours, contract optimization, increased supply chain management and total cost visibility by structuring, repairing, synchronizing and maintaining data across purchasing (“MMIS”), Clinical (“EMR”) and finance (“CDM”) systems. SCWorx’s customers include well known hospitals and health systems in the United States. SCWorx offers an advanced software solution for the management of health care providers’ foundational business applications, empowering its customers to significantly reduce costs, drive better clinical outcomes and enhance their revenue. SCWorx supports the interrelationship between the three core healthcare provider systems: Supply Chain, Financial and Clinical. Our solution integrates common keys within distinct and variable databases that allows the repaired foundational data to move seamlessly from one application to another enabling our customers to drive supply chain cost reductions, optimize contracts, increase supply chain management, cost visibility, control rebates and contract administration fees.

Currently, the business systems of hospitals are frequently deficient and often unconnected from each other. These deficiencies in part result from the vast amount of unstructured, manually created and managed data that proliferates within the hospital’s supply chain, clinical and billing systems. SCWorx’s solutions are designed to improve the flow of information quickly and accurately between the buy-side (supply chain purchasing systems), the consumption-side (clinical documentation systems like the electronic medical records (“EMR”)) and billing and collection systems (patient billing systems). The currently poor state of interoperability limits the potential value of each independent system and requires significant expense and extensive human resource commitments from senior personnel to stay ahead of problems and complete basic administrative tasks. SCWorx provides an information service that ultimately leads to safer, more cost effective and financially efficient patient care.

SCWorx believes that in order for the core hospital systems to function properly there must be a Single Source of Truth (“SSOT”) for all products utilized and ultimately billed for. The Item Master File (“IMF”), which is a database of all known products used in hospital and health care settings, must be accurate at all times and expanded upon to hold both clinical and financial attributes. An accurate and expanded Item Master File supports interoperability between the supply chain, clinical and financial systems by delivering, on demand, reports detailing the purchasing, utilization and revenue associated with each and every item used, allowing hospitals to better manage their business. The Single Source of Truth establishes a common vernacular and syntax, while assigning a consistent meaning across the healthcare provider’s core systems and accurately migrating data from one application to another and removing disconnects between critical business systems.

SCWorx empowers healthcare providers to maintain comprehensive access and visibility to an advanced business intelligence that enables better decision-making and reductions in product costs and utilization, ultimately leading to accelerated and accurate patient billing. SCWorx’s software modules perform separate functions as follows:

●	virtualized Item Master File repair, expansion and automation;

●	EMR management;

●	CDM management;

●	contract management;

●	request for proposal automation;

●	rebate management;

●	integration of acquired businesses;

●	big data analytics modeling; and

●	data integration and warehousing.

SCWorx provides data-driven solutions to many well-known healthcare providers in the United States. Clients are geographically dispersed throughout the country. Our focus is to assist healthcare providers with issues they have pertaining to data interoperability.

SCWorx’s software solutions are delivered to clients within a fixed term period, typically a one-to-five-year contracted term, subject to earlier termination, where such software is hosted by a third-party providers, Amazon Web Services (“AWS”) or RackSpace, and accessed by the client through a secure connection in a software as a service (“SaaS”) delivery method.

SCWorx currently sells its solutions and services in the United States to hospitals and health systems through its direct sales force.

We currently host our solutions, serve our customers, and support our operations in the United States through an agreement with a third party hosting and infrastructure provider, RackSpace.

Recent Developments

Reverse Stock Splits. We effected a 1-for-15 reverse stock split of our common stock in April 2026 and a 1-for-12 reverse stock split effective August 3, 2026. Unless otherwise indicated, share and per share amounts in this prospectus reflect both reverse stock splits. Share and per share amounts in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference in this prospectus, do not reflect either reverse stock split. See our Current Reports on Form 8-K filed on April 7, 2026 and July 30, 2026.

Nasdaq Listing. On October 2, 2026, the Nasdaq Hearings Panel granted our request for reconsideration of its September 17, 2026 delisting decision. Our common stock resumed trading on The Nasdaq Capital Market on October 7, 2026, subject to the conditions described in our Current Report on Form 8-K filed on October 5, 2026. We cannot assure you that the Company will maintain compliance with Nasdaq’s continued listing requirements during the Panel Monitor period or thereafter. See “Risk Factors.”

The Offering

Common stock offered by the selling stockholders: Up to 8,253,352 shares, consisting of 399,860 outstanding shares and up to 7,853,492 shares issuable upon exercise of outstanding warrants.

Common stock outstanding before this offering: 1,387,099 shares as of October21, 2026.

Common stock outstanding after this offering: 9,240,591 shares, assuming the issuance of all shares issuable upon exercise of the warrants covered by this prospectus.

Use of proceeds: We will not receive any proceeds from sales by the selling stockholders. We will receive the exercise price of any warrants exercised for cash. See “Use of Proceeds.”

Risk factors: See “Risk Factors” and the other information included or incorporated by reference in this prospectus.

Nasdaq symbol: “WORX”

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus and any prospectus supplement. In particular, you should consider the risk factors under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, as may be revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, each of which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

Risks Related to This Offering and Our Common Stock

The number of shares registered for resale is large relative to our outstanding shares, and sales of these shares could cause the market price of our common stock to decline significantly.

This prospectus covers up to 8,253,352 shares of our common stock. Once the registration statement is effective, the selling stockholders may sell these shares at any time, subject only to the beneficial ownership limitations in the warrants. Sales of a substantial number of shares, or the perception that such sales may occur, could depress the market price of our common stock and impair our ability to raise capital.

Exercise of the warrants will dilute our existing stockholders, and the exercise price of certain warrants may be reduced.

All of the Warrants, except the September Warrants, contain provisions that may reduce the exercise price and increase the number of shares issuable upon exercise. Exercise of the warrants will dilute our existing stockholders, and any reduction in the exercise price would increase that dilution.

We may not satisfy the conditions imposed by the Nasdaq Hearings Panel or maintain regain compliance with Nasdaq’s continued listing requirements, and our common stock could be delisted.

Our continued listing is subject to the conditions of the Nasdaq Hearings Panel’s October 2, 2026 decision. If our common stock is delisted, its liquidity and market price would likely decline, our ability to raise capital would be impaired, and we would no longer be eligible to use Form S-3 for this resale registration, which would require us to file a Form S-1 Registration Statement.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of common stock by the selling stockholders.

We may receive up to approximately $20.1 million in aggregate gross proceeds if all of the warrants are exercised for cash. We intend to use any such proceeds for working capital and general corporate purposes. Certain warrants may be exercised on a cashless basis, in which case we would receive no cash, and we cannot assure you that any warrants will be exercised, whether for cash or otherwise.

DIVIDEND POLICY

We currently intend to retain any future earnings and do not anticipate paying cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, any contractual restrictions and such other factors as our board of directors may deem appropriate.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders represent the shares of common stock previously issued in conjunction with the September Placement and 200% of those shares of common stock currently issuable to the selling stockholders upon (i) exercise of 1,027,765 July Warrants (not previously registered), (ii) exercise of 2,141,229 January Warrants (not previously registered), (iii) exercise of 82,809 November Warrants (not previously registered), and (iv) exercise of the 499,943 Inducement Warrants, (v) the resale of 399,860 shares of common stock issued in the September Placement, and (vi) the exercise of 350,000 September Warrants. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as described in this section, including the footnotes to the table below, and except for their participation in our prior financings described in this prospectus, none of the selling stockholders has had any position, office or other material relationship with us or any of our affiliates within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock and warrants, as of October 22, 2026, assuming the exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take into account any limitations on the exercise of the warrants set forth therein.

In accordance with the terms of a registration rights provisions with the holders of the shares and the warrants, this prospectus generally covers the resale of the sum of 200% of the maximum number of shares of common stock issued or issuable upon exercise of the July Warrants, November Warrants, Inducement Warrants and January Warrants, and 100% of the 2026 September Warrants, in each case, determined as if the warrants were exercised in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the exercise price of the warrants (except the September Warrants) may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our shares of common stock which would exceed 4.99% or 9.99%, as applicable, of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(3)	Number of Shares of Common Stock Beneficially Owned After Offering
	Number(1)	Percent(2)		Number(4)	Percent(2)

Iroquois Master Fund Ltd.(5)	69,216	4.99%	2,673,550	-	-%
Iroquois Capital Investment Group LLC(6)	69,216	4.99%	3,329,544	-	-%
Aramas Capital Management LLC(7)	138,571	9.99%	734,520	-	-%
Aramas Series Trading Platform LLC Special Opportunities 1 Series(7)	69,216	4.99%	78,122	-	-%
Pinz Capital Special Opportunities Fund LP(8)	138,571	9.99%	753,928	-	-%
Pamria LLC(9)	69,216	4.99%	133,828	-	-%
Richard Molinsky	50,000	3.60%	50,000	-	-%
C/M Capital Master Fund, LP(10)	50,000	3.60%	50,000	-	-%
3i, LP(11)	50,000	3.60%	50,000	-	-%
The Hewlett Fund, LP(12)	69,216	4.99%	100,000	-	-%
Intracoastal Capital LLC(13)	69,216	4.99%	100,000	-	-%
Brio Capital Master Fund Ltd. (14)	50,000	3.60%	50,000	-	-%
Anson Investments Master Fund LP(15)	50,000	3.60%	50,000	-	-%
Sixth Borough Capital Fund LP(16)	50,000	3.60%	50,000	-	-%
Dawson James Securities, Inc. (17)	9,972	0.72%	9,972	-	-%
Monique Maclaren	5,888	0.42%	5,888	-	-%
Joseph Reda	17,340	1.25%	17,340	-	-%
Jonathan Schechter	16,660	1.20%	16,660	-	-%

(1)	This table and the information in the notes below are based upon information supplied by the selling stockholder prior to any deemed issuance of any shares of common stock issuable upon exercise of the warrants issued. Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)

Applicable percentage ownership is based on 1,387,099 shares of our Common Stock outstanding as of October 22, 2026 and based on 9,240,591 shares of our Common Stock outstanding after the Offering assuming all of the shares registered hereunder are issued.  In determining ownership of our common stock as of a given date, the number of shares shown includes shares of common stock that may be acquired upon the exercise of warrants within 60 days of October 22, 2026. In determining the percent of common stock owned by a person or entity, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days, and (b) the denominator is the sum of (i) the total shares of common stock outstanding on the date of determination and (ii) the total number of shares that the owner may acquire upon exercise of stock warrants within 60 days of October 22, 2026 subject to any applicable beneficial ownership limitations contained in such warrants.

(3)	In accordance with the terms of a registration rights provisions with the holders of the warrants (except the September Warrants), this column reflects the sum of 200% of the maximum number of shares of common stock issued or issuable upon exercise of the warrants, determined as if the warrants were exercised in full (without regard to any limitations on exercise contained therein solely for the purpose of such calculation).

(4)	Assumes the sale of all shares being offered pursuant to this prospectus.

(5)	The securities are held directly by Iroquois Master Fund Ltd. (“IMF”). Iroquois Capital Management L.L.C. is the investment manager of IMF. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by IMF. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Abbe and Ms. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Capital Management and IMF. Each of Iroquois Capital Management, LLC, Mr. Abbe and Ms. Page disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. IMF’s address is 2 Overhill Road, Suite 400, Scarsdale, NY 10583.

(6)	The securities are held directly by Iroquois Capital Investment Group, LLC, a limited liability company (“ICIG”). Richard Abbe is the managing member of ICIG. Mr. Abbe has voting control and investment discretion over securities held by ICIG. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by ICIG. Mr. Abbe disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. ICIG’s address is 2 Overhill Road, Suite 400, Scarsdale, NY 10583.

(7)	Sam Ginzburg is the Managing Member of Aramas Capital Management LLC and Aramas Series Trading Platform LLC Special Opportunities 1 Series and has voting and dispositive power over the shares held. As such, Mr. Ginzburg may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held. Mr. Ginzburg disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein.

(8)	Matthew Pinz is the Managing Member of Pinz Capital Special Opportunities Fund LP and has voting and dispositive power over the shares held. As such, Mr. Pinz may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held. Mr. Pinz disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein.

(9)	Shawn Mesaros is the Managing Member of Pamria LLC and has voting and dispositive power over the shares held. As such, Mr. Mesaros may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held. Mr. Mesaros disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein.

(10)	Thomas Walsh is the Managing Member of C/M Capital Master Fund, LP and has voting and dispositive power over the shares held. As such, Mr. Walsh may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held. Mr. Walsh disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein.

(11)	Maier Tarlow is the Managing Member of 3i, LP and has voting and dispositive power over the shares held. As such, Mr. Tarlow may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held. Mr. Tarlow disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein.

(12)	Martin Chopp is the General Partner of The Hewlett Fund, LP and has voting and dispositive power over the shares held. As such, Mr. Chopp may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held. Mr. Chopp disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein.

(13)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(14)	Shaye Hirsch is the Director of Brio Capital Master Fund Ltd. and has voting and dispositive power over the shares held. As such, Mr. Hirsch may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held. Mr. Hirsch disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein.

(15)	Amin Nathoo is the Director of Anson Investments Master Fund LP and has voting and dispositive power over the shares held. As such, Mr. Nathoo may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held. Mr. Nathoo disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein.

(16)

Robert Keyser, Jr. is the President of Sixth Borough Capital Fund LP as well as the Chief Executive Officer of Dawson James Securities, Inc. and has voting and dispositive power over the shares held. Sixth Borough Capital Fund LP is an affiliate of Dawson James Securities, Inc., a registered broker-dealer. Sixth Borough Capital Fund LP has represented to us that it purchased the securities offered by it in the ordinary course of business and, at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. As such, Mr. Keyser may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held. Mr. Keyser disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein.

(17)	Dawson James Securities, Inc. is a registered broker-dealer and acted as placement agent in the September Placement. It received the shares offered by it, and Monique Maclaren, Joseph Reda and Jonathan Schechter, each of whom is a registered representative of Dawson James Securities, Inc., and received the shares offered by them, as placement agent compensation for investment banking services. Robert Keyser, Jr., Chief Executive Officer of Dawson James Securities, Inc., has voting and dispositive power over the shares held by it.

DESCRIPTION OF OUR CAPITAL STOCK

The following description summarizes important terms of our capital stock and our other securities. For a complete description, you should refer to our Certificate of Incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware General Corporation Law (“DGCL”).

Capital Stock

The Company has two classes of stock: common and preferred. The Company’s Certificate of Incorporation authorizes the issuance of up to 155,000,000 shares issuable consisting of the following:

i.	150,000,000 shares of Common Stock, $0.001 par value per share; and

ii.	5,000,000 shares of Preferred Stock, $0.001 par value per share available for designation

Of the 5,000,000 authorized shares of Preferred Stock, 900,000 shares have been designated as Series A Convertible Preferred Stock.

Common Stock

As of October 22 2026, there were 1,387,099 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at a meeting of stockholders. Each share of Preferred Stock entitles the holder thereof to one vote for each common share into which the preferred share would convert as of any specific date in time, either in person or by proxy, at a meeting of stockholders. The holders are not entitled to vote their shares cumulatively. Accordingly, the holders of more than 50% of the issued and outstanding shares of Common Stock can elect all of the directors of the Company.

Each share of Common Stock has equal and identical rights to every other share for purposes of dividends, liquidation preferences, voting rights and any other attributes of the Company’s Common Stock. To our knowledge, no voting trusts or any other arrangement for preferential voting exist among any of the stockholders, and there are no restrictions in the certificate of incorporation or bylaws precluding issuance of further Common Stock or requiring any liquidation preferences, voting rights or dividend priorities with respect to this class of stock.

All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company’s board of directors out of the funds legally available. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any dividends on its shares of Common Stock since its inception and presently anticipates that no dividends on such shares will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company’s board of directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore, we do not expect to pay any dividends on the Common Stock in the future.

Holders of Common Stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the dissolution, whether voluntary or involuntary of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity securities of the Company after satisfaction of all liabilities.

Preferred Stock

As of October 22 2026, the Company has authorized 900,000 shares of preferred stock, with all shares designated as Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred”).

As of October 22, 2026, there were 39,810 shares of Series A Preferred Stock issued and outstanding. The rights, preferences and privileges of the Series A Preferred Stock, including its liquidation preference and conversion rights, are set forth in the Certificate of Designation filed as Exhibit 10.6 to our Current Report on Form 8-K filed December 19, 2018, which is incorporated by reference herein.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Transfer Online, Inc. The transfer agent’s address is: 512 SE Salmon St. Portland, OR 97214. Shares of our Common Stock offered hereby will be issued in uncertificated form only, subject to limited circumstances.

Market Listing

Our Common Stock is currently listed on Nasdaq Capital Market under the symbol “WORX”.

Anti-Takeover Provisions

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange from engaging in a business combination with an interested stockholder (generally, a person owning 15% or more of the corporation’s outstanding voting stock) for three years after the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Describe any charter or bylaw provisions with anti-takeover effect, such as blank check preferred stock, advance notice requirements and special meeting provisions, and any exclusive forum provision.

DESCRIPTION OF WARRANTS

The shares of common stock offered by this prospectus include shares issuable upon exercise of the July Warrants, November Warrants, January Warrants, Inducement Warrants and September Warrants. The terms of each series of warrants are set forth in the forms of warrant filed as Exhibits 4.3 through 4.7 to the registration statement of which this prospectus is a part, and the foregoing is qualified in its entirety by reference to those exhibits. The Warrants (except the September Warrants) contain provisions under which the exercise price may be reduced and the number of shares issuable upon exercise increased. See “Risk Factors.” Holders of the warrants are not entitled, as holders of warrants, to vote, receive dividends or exercise any other rights of stockholders until they exercise their warrants.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable to the selling stockholders upon (i) exercise of 1,027,765 July Warrants (not previously registered), (ii) exercise of 2,141,229 January Warrants (not previously registered), (iii) exercise of 82,809 November Warrants (not previously registered), and (iv) exercise of the 499,943 Inducement Warrants, and (v) the resale of 399,860 shares of common stock issued in the September Placement, and (vi) the exercise of 350,000 September Warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, although we will receive the exercise price of any warrants exercised for cash. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights related agreements without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “WORX”.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by The Nossiff Law Firm LLP.

EXPERTS

The consolidated financial statements of SCWorx Corp. as of December 31, 2025 and 2024, and for each of the years then ended, have been incorporated by reference from our Annual Report on Form 10-K as filed with the SEC on March 31, 2026, in reliance upon the report of Astra Audit & Advisory LLC, an independent registered public accounting firm. Such report is incorporated by reference upon the authority of said firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement of which this prospectus is a part at the SEC’s Internet site.

We make available through our website, free of charge, copies of our SEC filings as soon as reasonably practicable after we electronically file or furnish them to the SEC on our website, http://www.scworx.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus forms part of a registration statement we have filed with the SEC relating to, among other things, the Common Stock. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the Common Stock. The statements this prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished rather than filed) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to its effectiveness, and after the date of this prospectus and prior to the termination of the offering of the shares under this prospectus:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026

●	Quarterly Report on Form 10-Q for the three months ended March 31, 2026, filed with the SEC on May 15, 2026

●	Quarterly Report on Form 10-Q for the three and six months ended June 30, 2026, filed with the SEC on August 14, 2026

●	Our Current Reports on Form 8-K filed with the SEC on April 7, 2026, April 10, 2026, June 23, 2026, July 23, 2026, July 29, 2026 (two reports), July 30, 2026, September 4, 2026, September 22, 2026, September 23, 2026 and October 5, 2026

●	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on September 28, 2016, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including any amendment or report filed to update the description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, that information or exhibit is specifically not incorporated by reference in this document.

You may obtain copies of these documents free of charge on our website, http://www.scworx.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov. You may also obtain such documents by submitting a written request either to the Company at 35 Village Rd., Suite 100, Middleton, MA 01949 ir@scworx.com, or an oral request by calling the Company at (844) 472-9679. The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus upon oral or written request, at no cost to the requester, by contacting the Company as noted above.